For the six month period ended February 28, 2009
File number: 811-05296

	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders

      The Annual Meeting of Shareholders was held on December 4, 2008. At such meeting the shareholders approved the following proposal:

1)	Election of Class III Directors:

            				FOR				WITHHELD
		Linda W. Bynoe		8,323,217			657,856
		Richard A. Redeker		8,337,963			643,111
		Judy A. Rice 			8,337,701			643,373
		Stephen G. Stoneburn		8,337,363			643,711

		Election of Class II Directors
		Michael S. Hyland		8,334,539			646,534
		Stephen P. Munn		8,341,994			639,079

		Election of Class I Director
		Kevin J. Bannon		8,339,302			641,772